INTERNATIONAL SHIPHOLDING CORPORATION REPORTS SECOND
QUARTER 2011 RESULTS

DECLARES SECOND QUARTER DIVIDEND OF $0.375 PER SHARE

Mobile, Alabama, July 28, 2011 - International Shipholding Corporation (NYSE: ISH) today announced the financial results for the quarter ended June 30, 2011.

Second Quarter 2011 Highlights

•	Generated net income of $2.8 million for the three months ended June 30, 2011
•	Secured permanent financing for the early buy-out option of two car carriers
•	Took delivery of two mini bulkers as part of our Oslo Bulk Joint Venture

Net Income
The Company reported net income of $2.8 million for the three months ended June 30, 2011.  For the comparable three months ended June 30, 2010, the Company reported net income of $9.6 million.

Mr. Niels M. Johnsen, chairman and chief executive officer, stated: “During a time when our fleet of diversified vessels performed as expected, our newly acquired vessels commenced their commercial operations. We secured permanent financing to acquire the two car carriers we agreed to purchase in the first quarter by exercising our early buy-out options with the lessors.  Additionally, we took delivery of two mini bulkers as part of our Oslo Bulk Joint Venture.  The tenth and final vessel of this joint venture was delivered on July 20th, 2011. ”

 “Entering the second half of 2011, we continue to maintain a diversified portfolio of medium to long-term contracts which enables the Company to achieve predictable cash flows during a time when market conditions are volatile.  Volatile markets produce opportunities, and we continue to seek opportunities to both grow the Company and to create additional shareholder value.”

“In continuing our dividend policy, our Company’s Board declared a second quarter dividend payment of $0.375 per share.”

Operating Income
The Company’s Gross Voyage Profit, representing the operating results of its five segments, decreased from $18.6 million to $12 million. The lower results are directly attributable to reduced supplemental cargo volumes. While supplemental cargoes in the second quarter of 2010 were above historical levels, they have returned to normal levels in 2011, as expected.  Excluding the impact of the supplemental cargoes, results of the Company’s U.S. Flag Time Charter segment for the second quarter of 2011 were comparable to the 2010 second quarter.  The International Flag Time Charter segment results were slightly lower compared to the prior year period.  The three Handysize vessels, which operated in the second quarter of 2011, generated satisfactory results; however, these results were offset by the loss of the Company’s International Flag container vessel, which was scrapped in the third quarter of 2010.  The results in the second quarter of 2011 of the Contract of Affreightment segment were slightly lower than the 2010 second quarter due to a drop in tonnage moved.  The Company’s Rail Ferry segment reported higher results for the quarter as compared to the second quarter of 2010, as northbound cargo volumes in 2011 continue to outpace the 2010 period.  The Company’s Other segment, reflecting an increase in chartering brokerage income, had improved results in the 2011 second quarter as compared to the 2010 second quarter.  Administrative and general expenses during the second quarter of 2011 were comparable to the 2010 second quarter expenditure levels.

Interest and Other Expense
Interest expense for the three months ended June 30, 2011, decreased from the comparable period in 2010.  While the Company incurred additional debt on the purchase of the three Handysize Bulk Carriers, the lower swapped interest rate on other loans offset higher interest expense.  The foreign exchange non cash loss of $1.9 million is the result of a weaker U. S. dollar versus the Japanese Yen and its impact on the Company’s Yen-denominated facility over the three month period ended June 30, 2011.  The Yen was pegged at 80.57 as of the end of the second quarter.

Federal Income Tax Benefit
The Company’s second quarter income tax provision was $204,000 as compared to a benefit of $30,000 for the 2010 second quarter.  As the Company has no deferred tax liability balance, any losses from its on-going operations require valuation allowances which effectively eliminate the tax benefits generated in the quarter.

Balance Sheet
The Company’s working capital at June 30, 2011, was approximately $32 million, a reduction of approximately $5 million from March 31, 2011.  Cash, Cash equivalents and marketable securities were approximately $49 million at June 30, 2011.  The primary reason for the drop in the Company’s liquidity was obtaining permanent financing on the Company’s Handymax vessel scheduled for delivery in the first quarter of 2012.  This facility required additional equity  during the vessel’s construction period.  We have also arranged permanent financing for the acquisition of the two car carriers which the Company had previously exercised early buy-out options from the lessors.  Both of the vessels will be acquired in July 2011 and we expect to fund equity positions of approximately $19 million.

Dividend Declaration
The Company’s Board of Directors authorized the payment of a $0.375 dividend for each share of common stock owned on the record date of August 16, 2011, payable on September 1, 2011. The Company intends to continue to declare quarterly dividends. All future dividend declarations and amounts remain subject to the discretion of International Shipholding Corporation’s Board of Directors.

About International Shipholding

International Shipholding Corporation, through its subsidiaries, operates a diversified fleet of U.S. and foreign flag vessels that provide international and domestic maritime transportation services to commercial and governmental customers primarily under medium to long-term charters and contracts.

Caution concerning forward-looking statements

This press release contains forward-looking statements within the meaning of the U.S. federal securities laws. These forward-looking statements are based on assumptions and opinions concerning a variety of known and unknown risks. Please refer to ISH’s Annual Report on form 10-K for the year ended December 31, 2010 as well as its future filings and reports filed with or furnished to the Securities and Exchange Commission for a description of the business environment in which ISH operates and the important factors, risks and uncertainties that may affect its business and financial results. If any assumptions or opinions prove materially incorrect, any forward-looking statements made on that basis may also prove to be materially incorrect. ISH is not under any obligation to (and expressly disclaims any such obligations to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contact:

The IGB Group
David Burke
(646) 673-9701
dburke@igbir.com
Leon Berman
(212) 477-8438
lberman@ignir.com

International Shipholding Corporation
Niels M. Johnsen, Chairman (212) 943-4141
Erik L. Johnsen, President (251) 243-9221

INTERNATIONAL SHIPHOLDING CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(All Amounts in Thousands Except Share Data)
(Unaudited)

	Three Months Ended June 30,		Six Months ended June 30,
	2011	2010	2011	2010
Revenues	$69,961	$85,084	$134,295	$157,998

Operating Expenses:
Voyage Expenses	51,814	61,513	100,804	116,456
Vessel Depreciation	6,095	4,984	11,469	8,748
Administrative and General Expenses	5,455	5,415	11,284	11,434
Gain on Dry Bulk Transaction	(130)	-	(18,844)	-
Loss (Gain) on Sale of Other Assets	-	46	-	(75)

Total Operating Expenses	63,234	71,958	104,713	136,563

Operating Income	6,727	13,126	29,582	21,435

Interest and Other:
Interest Expense	2,330	2,433	4,620	4,032
Derivative Loss (Income)	106	-	(15)	-
Gain on Sale of Investments	(114)	(16)	(114)	(16)
Other Income from Vessel Financing	(672)	(590)	(1,360)	(1,194)
Investment Income	(185)	(987)	(385)	(1,166)
Foreign Exchange Loss	1,900	3,148	411	3,148
	3,365	3,988	3,157	4,804

Income Before Provision (Benefit) for Income Taxes and
Equity in Net (Loss) Income of Unconsolidated Entities	3,362	9,138	26,425	16,631

Provision (Benefit) for Income Taxes:
Current	173	170	381	340
Deferred	-	(200)	-	(965)
	173	(30)	381	(642)
Equity in Net (Loss) Income of Unconsolidated
Entities (Net of Applicable Taxes)	(351)	448	874	2,911

Net Income	$2,838	$9,616	$26,918	$20,184

Basic and Diluted Earnings Per Common Share:
Basic Earnings Per Common Share:	$0.39	$1.33	$3.72	$2.79

Diluted Earnings Per Common Share:	$0.39	$1.32	$3.70	$2.76

Weighted Average Shares of Common Stock Outstanding:
Basic	7,228,252	7,242,126	7,230,530	7,245,642
Diluted	7,265,092	7,295,638	7,260,598	7,308,398

Dividends Per Share	$0.375	$0.0375	$0.750	$0.875

INTERNATIONAL SHIPHOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(All Amounts in Thousands)
(Unaudited)

	June 30,	December 31,
ASSETS	2011	2010

Current Assets:
Cash and Cash Equivalents	$33,836	$24,158
Restricted Cash	6,549	-
Marketable Securities	8,494	11,527
Accounts Receivable, Net of Allowance for Doubtful Accounts
of $329 and $311 in 2011 and 2010:	21,715	16,474
Federal Income Taxes Receivable	168	242
Net Investment in Direct Financing Leases	5,935	5,596
Other Current Assets	583	2,513
Notes Receivable	4,248	4,248
Material and Supplies Inventory	4,338	3,774
Total Current Assets	85,866	68,532

Investment in Unconsolidated Entities	14,722	27,261

Net Investment in Direct Financing Leases	47,052	50,102

Vessels, Property, and Other Equipment, at Cost:
Vessels	498,059	365,797
Leasehold Improvements	26,128	26,128
Construction in Progress	11,901	78,355
Furniture and Equipment	9,370	7,863
	545,458	478,143
Less - Accumulated Depreciation	(156,509)	(143,667)
	388,949	334,476

Other Assets:
Deferred Charges, Net of Accumulated Amortization	16,456	14,482
of $17,478 and $14,525 in 2011 and 2010, Respectively
Intangible Assets	4,507	-
Due from Related Parties	4,272	4,124
Notes Receivable	38,018	40,142
Other	4,914	5,004
	68,167	63,752

TOTAL ASSETS	$604,756	$544,123

INTERNATIONAL SHIPHOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(All Amounts in Thousands)
(Unaudited)

	June 30,	December 31,
	2011	2010
LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Current Maturities of Long-Term Debt	$28,045	$21,324
Accounts Payable and Accrued Liabilities	26,139	32,114
Total Current Liabilities	54,184	53,438

Long-Term Debt, Less Current Maturities	231,186	200,241

Other Long-Term Liabilities:
Lease Incentive Obligation	6,921	7,022
Other	56,631	49,672

TOTAL LIABILITIES	348,922	310,373

Stockholders' Equity:
Common Stock	8,573	8,564
Additional Paid-In Capital	85,068	84,846
Retained Earnings	204,834	183,541
Treasury Stock	(25,403)	(25,403)
Accumulated Other Comprehensive (Loss)	(17,238)	(17,798)
TOTAL STOCKHOLDERS’ EQUITY	255,834	233,750

TOTAL LIABILITIES AND STOCKHODERS’ EQUITY	$604,756	$544,123

INTERNATIONAL SHIPHOLDING CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(All Amounts in Thousands)
	Six Months Ended June 30,
	2011	2010
Cash Flows from Operating Activities:
Net Income	$26,918	$20,184
Adjustments to Reconcile Net Income to Net Cash Provided by
Operating Activities:
Depreciation	11,961	9,040
Amortization of Deferred Charges and Other Assets	4,029	5,087
Deferred Benefit for Income Taxes	-	(965)
Gain on Acquisition	(18,844)	-
Non-Cash Stock Based Compensation	1,006	1,399
Equity in Net Income of Unconsolidated Entities	(874)	(2,911)
Distributions from Unconsolidated Entities	750	1,500
Gain on Sale of Assets	-	(75)
Gain on Sale of Investments	(114)	(16)
Loss on Foreign Currency Exchange	411	3,148
Changes in:
Deferred Drydocking Charges	(4,359)	(244)
Accounts Receivable	(4,817)	(11,790)
Inventories and Other Current Assets	1,816	505
Other Assets	89	(2)
Accounts Payable and Accrued Liabilities	(121)	(1,002)
Other Long-Term Liabilities	1,249	452
Net Cash Provided by Operating Activities	19,100	24,310

Cash Flows from Investing Activities:
Principal payments received under Direct Financing Leases	2,711	2,935
Capital Improvements to Vessels, Leasehold Improvements, and Other Assets	(17,216)	(72,642)
Proceeds from Sale of Assets	-	3,853
Purchase of Marketable Securities	(85)	(8,708)
Proceeds from Sale of Marketable Securities	2,755	598
Investment in Unconsolidated Entities	(1,796)	(2,584)
Acquisition of Unconsolidated Entity	7,092	-
Net Increase in Restricted Cash Account	(6,549)	-
Proceeds from Note Receivables	2,069	2,012
Net Cash Used In Investing Activities	(11,019)	(74,536)

Cash Flows from Financing Activities:
Common Stock Repurchase	-	(5,231)
Proceeds from Issuance of Debt	58,079	122,306
Repayment of Debt	(49,378)	(93,409)
Additions to Deferred Financing Charges	(1,479)	(518)
Common Stock Dividends Paid	(5,625)	(6,575)
Net Cash Provided by Financing Activities	1,597	16,573

Net Increase in Cash and Cash Equivalents	9,678	(33,653)
Cash and Cash Equivalents at Beginning of Period	24,158	47,468

Cash and Cash Equivalents at End of Period	$33,836	$13,815